UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): August 15, 2017

ARROW FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

New York	000-12507	22-2448962
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

250 Glen Street Glens Falls, NY	12801
(Address of principal executive offices)	(Zip Code)

(518) 745-1000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act.
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (240.12b-2 of this chapter).

            Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of CFO Edward J. Campanella. As of August 15, 2017, the board of directors of Arrow Financial Corporation (the “Company”) appointed Edward J. Campanella Senior Vice President, Treasurer, and Chief Financial Officer of the Company and Executive Vice President and Chief Financial Officer of Glens Falls National Bank and Trust Company (“GFNB”), effective September 5, 2017. Mr. Campanella, age 49, most recently has served as Senior Vice President and Chief Financial Officer of Kinderhook Bank Corp. since June 2016. Before that, he served as Treasurer and Director of Finance for Opus Bank in Irvine, California from December 2013 to June 2016. Mr. Campanella holds a Bachelor’s degree in business administration from Suffolk University. He has no related party transactions with the Company reportable under Item 404(a) of Regulation S-K and has no family relationships with any director, executive officer or nominee for director or executive officer of the Company or GFNB.
In connection with his appointment, Mr. Campanella has entered into an employment agreement with the Company. The term of the agreement will extend until January 31, 2020. The agreement provides that, on or before February 1, 2018, the Board of Directors of the Company and the Board of Directors of GFNB will consider and vote upon a proposal to replace the existing agreement with a new two-year employment agreement containing provisions at least as favorable to the executive as his current agreement on the date of such consideration.
Under the agreement, Mr. Campanella will receive an annual base salary of $225,000. During the term of the agreement, his annual base salary may be increased but may not be decreased. In addition to receiving the benefits available to salaried employees generally (e.g., medical, dental and life insurance coverage, participation in the qualified retirement plan), Mr. Campanella is also eligible to participate in certain other benefit and compensation plans available to key employees, including the annual incentive (bonus) plan, the long-term equity incentive plan, and the supplemental executive retirement plan.
For 2017, Mr. Campanella will be eligible to receive an annual incentive (bonus) with a target award of 30% of his base salary. Consistent with the Company’s bonus plan generally, the Compensation Committee, in its sole discretion, will determine, on a case-by-case basis, whether an executive officer will receive a bonus award for the year and, if so, the amount of the bonus. Individual awards may be adjusted above or below the target amount for the participant by the Company’s Compensation Committee based not only on the individual’s performance but also on Company performance, with the following limitations: (i) there will be no bonus awards to an executive officer if the Company’s performance is less than 90% of target performance, and (ii) if the Company’s performance is greater than 110% of the target performance, the bonus awards are capped at 150% of the target payment. A description of the bonus program is included in the Company’s Definitive Proxy Statement on Schedule 14A filed on March 24, 2017. Mr. Campanella’s bonus award for 2017, if any, will be pro-rated based on the term of his actual employment.
The employment agreement contains a non-competition provision that is triggered upon termination of the executive’s employment with the Company and/or GFNB, as applicable.
The employment agreement also provides that if, during the term of the agreement, the Company terminates Mr. Campanella’s employment, other than for cause (as defined), or if he terminates his own employment for good reason (as defined), he will receive a lump-sum payment equal to the greater of (a) the amount of base salary payable to him during the remaining term of his agreement, or (b) one year's base salary. Also, under the agreement, if during the term of the agreement there is a change of control (as defined) of the Company and within 12 months after such change of control, (a) the Company terminates Mr. Campanella’s employment other than for cause, or (b) he terminates his own employment for good reason (as defined), he will be entitled to receive an aggregate dollar amount, payable in installments over a two-year period following the date of his termination (or in a lump-sum, in the event of unforeseeable emergency), equal to approximately two times his average annual taxable compensation, subject to downward adjustment to reflect the value of any other change of control payments or benefits he might receive following such change of control. Additionally, Mr. Campanella shall be entitled to receive, for a period of two years following the date of his termination, medical, dental and life insurance coverage that is generally equivalent to the coverage he held on such date, subject to employee cost sharing. However, under no circumstances will Mr. Campanella receive any payment under this change of control provision if such payment would constitute an “excess parachute payment” under the tax laws.
As previously disclosed in a current report on Form 8-K filed with the Securities and Exchange Commission February 7, 2017, Terry R. Goodemote will retire from all positions he holds as an officer of the Company and its affiliates effective as of the date of hire of his successor, which is now known to be September 5, 2017. Mr. Goodemote may remain employed with the Company after such date in an advisory capacity to support the transition to Mr. Campanella.
Item 9.01 - Financial Statements and Exhibits
Exhibits:

Exhibit No.	Description
10.1	Employment Agreement between the Company and Edward J. Campanella effective as of August 15, 2017
99	Arrow Financial Corporation Press Release dated August 16, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARROW FINANCIAL CORPORATION

Dated: August 16, 2017                By:    /s/ Thomas J. Murphy                                                Thomas J. Murphy, President and Chief                                             Executive Officer